Exhibit 3.15

ARTICLES OF ORGANIZATION OF SEVILLE GOLF AND COUNTRY CLUB LLC

The undersigned hereby adopts the following Articles of Organization pursuant to the Arizona Limited Liability Company Act

The name of this limited liability company is Seville Golf and Country Club LLC

The address of the registered office of this limited liability company is 8800 North Gainey Center Drive, Suite 350, Scottsdale, Arizona 85258

The name and business address of the agent for service of process are Gallagher & Kennedy Service Corporation, 2575 East Camelback Road, Phoenix, Arizona 85016-9225

Management of this limited liability company is reserved to its sole member

The name and business address of the sole member of this limited liability company are.

Shea Homes Limited Partnership

8800 N. Gainey Center Drive, Suite 350

Scottsdale, AZ 85258

The undersigned has signed these Articles of Organization this 13 day of December, 2000

David A. Durfee

889491/99 8469

CONSENT OF STATUTORY AGENT

Gallagher & Kennedy Service Corporation, an Arizona corporation, having been designated to act as statutory agent of Seville Golf and Country Club LLC, hereby consents to act in that capacity until removed or until resignation is submitted in accordance with the Arizona Revised Statutes

GALLAGHER & KENNEDY SERVICE
CORPORATION, an Arizona corporation

By
Cynthia Haynes
Its Assistant Secretary

889491/99 8469